UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 3, 2014

KLEANGAS ENERGY TECHNOLOGIES, INC.

(Exact name of registrant as specified in its chapter)

Delaware	333-176820	26-2808844
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

(727) 364-2744

Registrant's telephone number, including area code

__________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Stock Purchase Agreement

On June 3, 2014, the Board of Directors of Kleangas Energy Technologies, Inc. a Delaware corporation (the “Company”), finalized and authorized the execution of that certain stock purchase agreement dated June 3, 2014 (the "Stock Purchase Agreement") with Lori Willis ("Willis"), the sole shareholder of record of Second Cycle Recycling Inc., a private corporation ("SCR"). In accordance with the terms and provisions of the Stock Purchase Agreement, the Company shall acquire from Willis 100% of the total issued and outstanding shares of common stock of SCR in consideration of the purchase price of $300,000.00 (the "Purchase Price"), which shall include all the assets of SCR. Thus, SCR will become the wholly-owned subsidiary of the Company.

The Purchase Price shall be paid as follows: (i) issuance by the Company of 25,000,000 shares of its restricted common stock with a per share price of $0.004 for aggregate valuation of $100,000; and (ii) $200,000 with (a) $5,000 paid upon closing of the Stock Purchase Agreement, (b) $2,000 per week until the new facility is generating sufficient revenue pursuant to which the remaining balance would be paid in full or payments would be accelerated, (c) $500 per week to be applied to start-up expenses until the new facility is generating sufficient revenue pursuant to which the remaining balance would be paid in full or payments would be accelerated.

In further accordance of the terms and provisions of the Stock Purchase Agreement, the Company will invest $500,000 worth of equity and equipment over the next twelvemonths to expand the operations of SCR. Willis agrees to a non-compete agreement for a minimum of two years. It is anticipated that the Company will enter into an employment agreement with Willis as soon as SCR achieves profitability.

It is anticipated that the closing of the Stock Purchase Agreement will occur on or before June 30, 2014 together with the issuance of the 25,000,000 shares and payment of the $5,000 to Willis.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

10.1 Stock Purchase Agreement dated June 3, 2014 between Kleangas Energy Technologies Inc. and Lori Willis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 6, 2014	Kleangas Energy Technologies Inc.
/s/Bo Linton
By: Bo Linton
Its: CEO